The transformation to a holding company structure described in this document involves securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in connection with the transformation to a holding company structure, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

Internet Disclosure Matters for Notice of

Convocation of the 246th Ordinary General

Meeting of Shareholders

Matters Concerning Stock Acquisition Rights of the Bank

Basic Policies Regarding Persons Who Should Control the Determination of Financial and Business Policies of the Bank

System for Ensuring Proper Operations

Overview of the Operational Status of the System for Ensuring Proper Operations

Matters Concerning Specified Wholly-Owned Subsidiaries

Matters Concerning Transactions with the Parent Company, Etc.

Statement of Changes in Shareholders’ Equity, Etc.

Notes to the Non-Consolidated Financial Statements

Consolidated Statement of Changes in Shareholders’ Equity, Etc.

Notes to the Consolidated Financial Statements

(From April 1, 2020 through March 31, 2021)

The Juroku Bank, Ltd.

The above will be provided to shareholders by posting on the Bank’s website (https:// www.juroku.co.jp/) based on the provisions of laws and ordinances and Article 17 of the Articles of Incorporation.

Matters Concerning Stock Acquisition Rights of the Bank

Œ	Stock acquisition rights, etc., of the Bank held by corporate officers of the Bank on the last day of the fiscal year
	First stock acquisition rights	Second stock acquisition rights	Third stock acquisition rights
Date of resolution issued by the board of directors	June 27, 2013	June 27, 2014	June 19, 2015
Issuance Date	July 23, 2013	July 23, 2014	July 23, 2015
Category	Directors	Directors (excluding outside directors)	Directors (excluding outside directors)
Number of rights holders	3	3	3
Number of stock acquisition rights	352	700	414
Class and number of shares underlying the stock acquisition rights (Note 1)	Common shares; 3,520 shares	Common shares; 7,000 shares	Common shares; 4,140 shares
Exercise price per share	¥1	¥1	¥1
Exercise period	From July 24, 2013 to July 23, 2043	From July 24, 2014 to July 23, 2044	From July 24, 2015 to July 23, 2045
Terms of exercising stock acquisition rights	(Note 2)	(Note 2)	(Note 2)

	Fourth stock acquisition rights	Fifth stock acquisition rights	Sixth stock acquisition rights
Date of resolution issued by the board of directors	June 24, 2016	June 23, 2017	June 22, 2018
Issuance Date	July 22, 2016	July 21, 2017	July 23, 2018
Category	Directors (excluding outside directors)	Directors (excluding outside directors)	Directors (excluding outside directors)
Number of rights holders	4	5	6
Number of stock acquisition rights	635	613	749
Class and number of shares underlying the stock acquisition rights (Note 1)	Common shares; 6,350 shares	Common shares; 6,130 shares	Common shares; 7,490 shares
Exercise price per share	¥1	¥1	¥1
Exercise period	From July 23, 2016 to July 22, 2046	From July 22, 2017 to July 21, 2047	From July 24, 2018 to July 23, 2048
Terms of exercising stock acquisition rights	(Note 2)	(Note 2)	(Note 2)

	Seventh stock acquisition rights	Eighth stock acquisition rights
Date of resolution issued by the board of directors	June 21, 2019	June 19, 2020
Issuance Date	July 23, 2019	July 22, 2020
Category	Directors (excluding outside directors)	Directors (excluding outside directors)
Number of rights holders	6	6
Number of stock acquisition rights	1,002	1,174
Class and number of shares underlying the stock acquisition rights (Note 1)	Common shares; 10,020 shares	Common shares; 11,740 shares
Exercise price per share	¥1	¥1
Exercise period	From July 24, 2019 to July 23, 2049	From July 23, 2020 to July 22, 2050
Terms of exercising stock acquisition rights	(Note 2)	(Note 2)
(Notes)	1. Effective October 1, 2017, the Bank implemented a 1-for-10 reverse stock split of common stock, and class and number of shares underlying the stock acquisition rights are presented on a post-reverse stock split basis.
2.	Terms of exercising stock acquisition rights
(1)	For those granted in a resolution dated June 19, 2015 or earlier:
①	The stock acquisition rights holder may only exercise stock acquisition rights all together within 10 days from the day following the day of losing a position as a director of the Bank (if the 10th day falls on a holiday, by the following business day).
②	If the stock acquisition rights holder dies, the heir of the stock acquisition rights holder may exercise the stock acquisition rights only up to the day when one year has passed from the day following the day when the decedent died.
(2)	For those granted in a resolution dated June 24, 2016 or later:
①	The stock acquisition rights holder may only exercise stock acquisition rights all together within 10 days from the day following the day of losing a position as either a director or executive officer of the Bank (if the 10th day falls on a holiday, by the following business day).
②	If the stock acquisition rights holder dies, the heir of the stock acquisition rights holder may exercise the stock acquisition rights only up to the day when one year has passed from the day following the day when the decedent died.

❷	Stock acquisition rights, etc., of the Bank issued to employees, etc., during the fiscal year
Eighth stock acquisition rights
Date of resolution issued by the board of directors	June 19, 2020
Issuance Date	July 22, 2020
Category	Executive officers (excluding directors)
Number of rights holders	9
Number of stock acquisition rights	780
Class and number of shares underlying the stock acquisition rights (Note 1)	Common shares; 7,800 shares
Exercise price per share	¥1
Exercise period	From July 24, 2019 to July 23, 2049
Terms of exercising stock acquisition rights	(Note)

(Note) Terms for exercising stock acquisition rights

①	The stock acquisition rights holder may only exercise stock acquisition rights all together within 10 days from the day following the day of losing a position as either a director or executive officer of the Bank (if the 10th day falls on a holiday, by the following business day).
②	If the stock acquisition rights holder dies, the heir of the stock acquisition rights holder may exercise the stock acquisition rights only up to the day when one year has passed from the day following the day when the decedent died.

Basic Policies Regarding Persons Who Should Control the Determination of Financial and Business Policies of the Bank

    No applicable information.

System for Ensuring Proper Operations

The Bank has resolved at the board of directors the Basic Policy Related to the Establishment of an Internal Control System as follows in order to establish a system for ensuring proper operations of the Bank and of the corporate group composed of the Bank and its affiliates.

(1)	System to ensure that the execution of duties by the directors of the Bank and its affiliates complies with all relevant laws, ordinances, regulations, and the Articles of Incorporation
①	The Basic Policy establishes the Bank’s commitment to serve local communities by fulfilling its public mission as a financial institution, and to seek business growth through sound practices founded on a broad and rational perspective.
②	To implement this policy, directors and executive officers of the Bank are responsible for the establishment of various standards including the Code of Ethics and Compliance Policy, and for ensuring that business is conducted in accordance with these standards and that laws, ordinances, and the Articles of Incorporation are adhered to. In addition, directors and executive officers are responsible for steadfastly confronting anti-social forces that pose a threat to social order and safety, and establishing a system to sever all ties to these forces.
③	The Bank’s affiliates will make best efforts to pursue legitimate and fair business practices that respond to social obligations, based on their own basic policy and management philosophy that are adequate for the nature and scale of their business. In addition, the affiliates are responsible for the establishment of a Code of Ethics and Compliance Policy to ensure that business is conducted in accordance with laws and ordinances as well as social norms.
(2)	System for storage and management of information related to the execution of duties by directors of the Bank

To ensure efficient verification of proper business practices, regulations will be created and followed regarding the handling and control of information and documents related to business operations (including electronic records); adherence to these regulations will be monitored, and regulations will be revised when necessary.

In addition, a system will be established to enable directors and Audit & Supervisory Board Members to view this information and documents, etc., when necessary.

(3)	Risk management regulations and other structures related to risk of loss at the Bank and its affiliates
①	The Bank positions risk management as an important duty to ensure the soundness and safety of business, and regulations related to each type of risk, including Comprehensive Risk Management Regulations, will be established in order to manage risks associated with the business of the Bank and its affiliates in an exhaustive and comprehensive manner. Efforts will be made to appropriately improve the measurement, evaluation, and management of risk by following these regulations. An independent third party will regularly evaluate the Bank’s management of major risks, and the Bank will continually work to improve risk management level evaluations.
②	In addition to designating one department to comprehensively manage risk, individual departments will be made specifically responsible for each category of risk, ensuring effective risk management. In addition, an organizational structure will be established, including the Integrated Risk Management Council and Anti-Money Laundering Council chaired by the president and CEO and the Operational Risk Management Council chaired by the director in charge of the department responsible for comprehensive risk management. Risk management reports will be made to the board of directors on a regular basis, or as necessary.
③	The following are risks to be managed at the Bank, and the board of directors will promptly determine a department to deal with any newly recognized risks:

credit risk, market risk, liquidity risk, operational risk, money laundering and terrorist financing risk, and other risks that could have a serious impact on the Bank’s business.

④	In addition to establishing a Risk Management Council, the Bank’s affiliates will manage risks in a proper and comprehensive manner, and set up a system to report any issues related to risk management to the Bank. The Internal Audit Department of the Bank will conduct auditing of the Bank’s affiliates to assess their risk management.
(4)	System to ensure the efficient execution of duties by directors of the Bank and its affiliates
①	Duties of the Bank will be executed centered on the Basic Policy and an Action Plan. A Management Plan will be created, and guidelines based on this plan will be established for each six-month period.
②	Progress made in implementing these plans, etc., will be reported to the board of directors in a timely manner, and steps will be taken in response as needed.

③	Items that should be taken up by the board of directors of the Bank will be clearly stated in regulations such as the Board of Directors Regulations, and important items will be discussed as necessary by the Management Council, which comprises managing directors or above and other related personnel, to ensure that issues are sufficiently examined. In addition, Regulations on Decision-Making Authority Related to Operations and the like will stipulate the appropriate delegation of authority to subordinates based on such factors as the importance of the operation, making the directors’ execution of duties more efficient.
④	The Bank will reinforce collaboration with its affiliates and facilitate information sharing. In addition, the management of the Bank and representatives of its affiliates will exchange opinions on a regular basis in order to resolve various issues efficiently.
⑤	The Bank will establish regulations for top management, organizations, risk management and others, and provide its affiliates with necessary information in order to have them create their own systems efficiently in compliance with these regulations.
(5)	System to ensure that the execution of duties by the employees of the Bank and its affiliates complies with all relevant laws, ordinances, regulations, and the Articles of Incorporation
①	In addition to positioning compliance with laws and ordinances as one of our most important business responsibilities and establishing regulations such as the Code of Ethics and Compliance Policy, the Bank will establish a department to provide overall control. In addition, a Compliance Council, chaired by the president and CEO, will be created, and this council will be tasked with handling compliance-related issues.
②	In addition to establishing a Compliance Council, the Bank’s affiliates will manage and operate an in-house compliance system appropriately and set up a system to report any compliance violation to the Bank. The Internal Audit Department of the Bank will conduct auditing of the Bank’s affiliates regarding their compliance with laws and ordinances, etc.
③	At the Bank and its affiliates, an in-house system will be created for reporting violations of laws and ordinances and other compliance-related issues, and a whistle-blower system that employs an independent lawyer to receive reports will be maintained. Efforts will be made to prevent or promptly detect problems such as violations of laws and ordinances.
(6)	System to ensure appropriate operations of the corporate group composed of the Bank and its affiliates
①	An internal auditing agreement will be concluded with the Bank’s affiliates, and operations will be audited by the Internal Audit Department of the Bank to ensure proper business operations by the corporate group centered on the Bank. Operations at affiliates will be audited through various activities, including appointing officers or employees of the Bank as officers of affiliates and having them attend the meeting of the board of directors of the affiliates.
②	The management of the Bank and representatives of its affiliates will exchange opinions on a regular basis to prevent problems such as inappropriate transactions between the Bank and its affiliates.
③	When engaging in transactions with the Bank’s affiliates and other entities, steps will be taken to verify that the terms of the transaction conform to the arms-length principle.
④	A whistle-blower system will be established at the Bank and all affiliates, making it possible for parties such as affiliate employees to make reports or seek advice.
⑤	A system will be created to ensure the reliability of the financial reporting of the corporate group centered on the Bank.
(7)	System to report matters related to the execution of duties by directors of the Bank’s affiliates to the Bank
①	By having officers of the Bank dispatched to its affiliates, the Bank will receive reports related to the execution of duties by directors of its affiliates at the meeting of the board of directors of the affiliates.
②	The Bank will deliberate or request reports, on a regular basis or as necessary, to accurately understand the business operation of its affiliates, pursuant to the Group Companies Management Regulations established by the Bank.
③	The department undertaking overall control of the Bank’s affiliates and individual departments responsible for each affiliate will monitor the status of affiliates in a timely and appropriate manner, and promptly report any matters deemed important to the management of the Bank, while taking necessary steps.
(8)	Items related to employees whose assignment is requested by Audit & Supervisory Board Members of the Bank to assist in their duties

An Audit & Supervisory Board Members’ Office will be created to assist the Audit & Supervisory Board Members in the performance of their duties, and at least one appropriate full-time employee will be assigned to work in that office. Upon obtaining the opinions of the Audit & Supervisory Board, decisions will be made on the positions and qualifications of employees to be assigned to engage in this work, and a roster of such employees will be created.

(9)	Ensuring the independence of the employees in (8) above from directors and the effectiveness of instructions given to those employees

The appointment, transfer, and evaluation of employees who assist the Audit & Supervisory Board Members in their duties will be subject to the approval of the Audit & Supervisory Board. Said employees will solely comply with instructions and orders given by the Audit & Supervisory Board Members.

(10)	System for officers and employees of the Bank and its affiliates to report to Audit & Supervisory Board Members of the Bank and a system for other reports to Audit & Supervisory Board Members

Officers and employees of the Bank and its affiliates and persons who received reports from them shall submit reports and provide information in response to requests from the Audit & Supervisory Board or individual Audit & Supervisory Board Members. The following are the main topics of the reports and information to be provided.

①	Department activities related to creating the Bank’s internal control system

②	Activities of the Bank’s affiliates
③	Matters that may inflict a significant loss on the Bank and its affiliates
④	Significant accounting policies and standards and changes thereto
⑤	Content of disclosed earnings, projections, and other important disclosure materials
⑥	Serious violations of laws and ordinances and the like
⑦	Operation of the whistle-blower system and notifications
⑧	Circulation of documents such as draft proposals and the minutes of important council and committee meetings
⑨	Other items deemed necessary by the Audit & Supervisory Board Members
(11)	System to ensure that a person who made a report in accordance with (10) above does not receive unfair treatment on the grounds of making said report

The Bank and its affiliates will prohibit the dismissal or any other disadvantageous treatment of a person who makes a report in accordance with the preceding paragraph on the grounds of making said report, etc., and take appropriate steps to ensure that said person will not receive unfair treatment.

(12)	Matters related to treatment of expenses incurred in the execution of Audit & Supervisory Board Members’ duties

In the event that Audit & Supervisory Board Members make a request for reimbursement of expenses incurred in the execution of their duties, such request will be granted unless the expenses are proven to be unnecessary to the execution of their duties.

(13)	System to ensure effective audits by Audit & Supervisory Board Members

The representative director will regularly meet and cooperate with the Audit & Supervisory Board Members to ensure the effectiveness of audits, and will regularly exchange opinions on management problems and progress in auditing to ensure high accuracy.

Overview of the Operational Status of the System for Ensuring Proper Operations

The Bank strives to maintain and operate the internal control system appropriately based on the Basic Policy Related to the Establishment of an Internal Control System. The outline of the operational status in the current fiscal year (246th term) is as follows.

(1)	Compliance system

The Bank holds meetings of the Compliance Council (12 times) and the Compliance Committee (16 times), which are advisory bodies to the board of directors, to verify whether compliance is being properly practiced, deliberate, give directions and the like, and report the content of deliberations to the board of directors. The Bank’s affiliates hold compliance meetings once every three months, in principle, to report to their board of directors, and also report any misconduct and so forth that occurs in within their company to the Bank in a timely and appropriate manner.

(2)	Risk management system

The Bank holds meetings of the Integrated Risk Management Council (2 times), the Integrated Risk Management Committee (18 times), the Operational Risk Management Council (2 times), and the Anti-Money Laundering Council (12 times) to report to the board of directors on risk and the management thereof. In addition, affiliates of the Bank regularly hold risk management meetings once every three months, in principle, to report on risk management to their board of directors, and report any problems with risk management to the Bank in a timely and appropriate manner.

(3)	Ensuring proper and efficient execution of duties by directors

In addition to holding meetings of the board of directors (13 times) in the current fiscal year, the Bank holds meetings of the Management Council (35 times) which is established as a decision-making body by delegation of authority by the board of directors.

(4)	Ensuring proper operations in the Group

The Bank regularly holds information exchange meetings (10 times) with each affiliate in order to strengthen cooperation and accurately understand their business operations, as well as discussion meetings (4 times) between the Bank’s management and representatives of the affiliates to resolve various issues efficiently.

(5)	Ensuring the effectiveness of audits by Audit & Supervisory Board Members

The Bank holds regular meetings (three times) between the representative director and Audit & Supervisory Board Members to exchange opinions on management problems and the status of improving the environment for Audit & Supervisory Board Members.

Matters Concerning Specified Wholly-Owned Subsidiaries

No applicable information.

Matters Concerning Transactions with the Parent Company, Etc.

No applicable information.

Statement of Changes in Shareholders’ Equity for the 246th Term (April 1, 2020 to March 31, 2021) (Unit: million yen)

	Shareholders’ equity
	Capital stock	Capital surplus			Retained earnings
		Capital reserves	Other capital surplus	Total capital surplus	Legal retained earnings	Other retained earnings			Total retained earnings
						Reserve for advanced depreciation of noncurrent assets	General reserve	Retained earnings brought forward
Balance at beginning of current period	36,839	47,815	13	47,828	20,154	0	162,700	14,643	197,498
Changes of items during period
Reversal of reserve for advanced depreciation of noncurrent assets	―	―	―	―	―	△0	―	0	―
Provision of general reserve	―	―	―	―	―	―	10,000	△10,000	―
Distribution of surplus	―	―	―	―	―	―	―	△2,989	△2,989
Profit	―	―	―	―	―	―	―	14,106	14,106
Purchase of treasury stock	―	―	―	―	―	―	―	―	―
Disposal of treasury stock	―	―	△1	△1	―	―	―	―	―
Reversal of land revaluation surplus	―	―	―	―	―	―	―	1,158	1,158
Net changes of items other than shareholders’ equity	―	―	―	―	―	―	―	―	―
Total changes of items during period	―	―	△1	△1	―	△0	10,000	2,276	12,275
Balance at end of current period	36,839	47,815	11	47,827	20,154	0	172,700	16,919	209,773

	Shareholders’ equity			Valuation and translation adjustments			Stock acquisition rights	Total net assets
	Treasury stock	Total shareholders’ equity	Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Land revaluation surplus	Total valuation and translation adjustments
Balance at beginning of current period	△1,553	280,612	39,799	△174	13,925	53,550	160	334,323
Changes of items during period
Reversal of reserve for advanced depreciation of noncurrent assets	―	―	―	―	―	―	―	―
Provision of general reserve	―	―	―	―	―	―	―	―
Distribution of surplus	―	△2,989	―	―	―	―	―	△2,989
Profit	―	14,106	―	―	―	―	―	14,106
Purchase of treasury stock	△9	△9	―	―	―	―	―	△9
Disposal of treasury stock	26	24	―	―	―	―	―	24
Reversal of land revaluation surplus	―	1,158	―	―	―	―	―	1,158
Net changes of items other than shareholders’ equity	―	―	19,263	432	△1,158	18,537	8	18,545
Total changes of items during period	16	12,290	19,263	432	△1,158	18,537	8	30,836
Balance at end of current period	△1,537	292,902	59,063	258	12,766	72,088	169	365,160

246th           Term Notes to the Non-Consolidated Financial Statements

Stated amounts are rounded down to the nearest million yen.

Significant Accounting Policies

1.	Valuation standards and methodology for trading securities

Trading securities are stated at fair value. (Cost of trading securities sold is calculated by the moving average method.)

2.	Valuation standards and methodology for marketable securities
(1)	Marketable securities are evaluated by the amortized cost method (straight-line method) using the moving average method for held-to-maturity debt securities, the cost method using the moving average method for shares of subsidiaries, and at fair value using the year-end market price (selling cost calculated by the moving average method) for available-for-sale securities, in principle; however, for those for which fair value is extremely difficult to determine, the cost method is used by the moving average method.

All valuation differences on available-for-sale securities are directly posted into net assets.

(2)	Securities included in money held in trust for trading purposes are stated at fair value, and securities included in money held in trust for other purposes are accounted for by the same method as for available-for-sale securities in (1) above.
3.	Valuation standards and methodology for derivative transactions

Derivative transactions are stated at fair value.

4.	Depreciation method for noncurrent assets
(1)	Premises and equipment

Depreciation of premises and equipment is calculated using the declining balance method.

The main useful lives are as follows.

Buildings               15 to 50 years

Other                        4 to 20 years

(2)	Intangible assets

Amortization of intangible assets is calculated using the straight-line method. Software used in-house is amortized based on the useful service life (5 years).

5.	Standards for converting foreign currency-denominated assets and liabilities into Japanese yen

Foreign currency-denominated assets and liabilities are converted into yen based on the exchange rate prevailing at the fiscal year end.

6.	Standards for the booking of provisions
(1)	Reserve for possible loan losses

Reserve for possible loan losses is recorded as follows in accordance with the amortization and reserve standards set in advance.

Of the receivables that fall under normal loans and loans to borrowers requiring caution as provided in the “Practical Guidelines for Self-Assessment of Assets of Banks and Other Financial Institutions and Audit of Depreciation of and Reserve for Possible Loan Losses” (Japanese Institute of Certified Public Accountants Association [JICPA] Special Committee on Audit of Banks and Other Financial Institutions Report No. 4 dated October 8, 2020, “Bank Audit Special Committee Report No. 4”), those receivables to be closely monitored as specified in Bank Audit Special Committee Report No. 4 are recorded with the projected future loss for the following three years, and other receivables are recorded with the projected future loss for the following one year. The projected future losses are calculated based on the loss ratios, which are based on the average of actual past loss ratios for the past three years or one year, respectively. For loans such as possible bankruptcy, the estimated amount of collateral that can be disposed of and the estimated amount that can be recovered by guarantee are deducted from the loan amount, and the remaining amount that is deemed necessary is recorded. For loans to borrowers in virtual bankruptcy or legal bankruptcy, the balance is recorded after deducting the estimated amount of collateral that can be disposed of and the estimated amount that can be recovered by guarantee from the loan amount. In addition, for loans to potentially bankrupt borrowers or borrowers requiring caution, the reserve is determined as the difference between the carrying value of the loan and the present value of future cash flows, which are discounted using the contractual interest rate in the case that future cash flows of the principal and interest can be reasonably estimated (i.e. cash flow estimation method).

All loans are assessed by the operation-related department based on the standards for self-assessment of assets. The asset assessment management department, which is independent of the relevant operation-related department, verifies the assessment results and the internal audit department conducts the audit.

(2)	Provision for bonuses

To prepare for the payment of employee bonuses, a provision for bonuses is recorded in the amount attributable to the current fiscal year out of the estimated amount of bonuses to be paid to employees.

(3)	Provision for retirement benefits

To prepare for employee retirement benefits, a provision for retirement benefits is recorded as required based on projected benefit obligations and plan assets at the end of the fiscal year. In addition, when calculating benefit obligations, the method of assigning the projected benefit amount to the period up to the end of the current fiscal year is based on the benefit calculation formula standard. Past service costs and actuarial gains and losses are reported as expenses as follows.

Past service costs:           Processed by the straight-line method based on a certain number of years (3 years) within the average remaining working period of the employee at the time the costs are incurred

Actuarial gains and losses:         The amount prorated by the straight-line method based on a certain number of years (10 years) within the average remaining working period of employees at the time of occurrence in each fiscal year, expensed from the fiscal year following the occurrence of each

The accounting method for unrecognized actuarial gains and losses related to retirement benefits and unrecognized past service expenses is different from the accounting method for consolidated financial statements.

(Additional Information)

As of October 1, 2020, the Bank revised the defined benefit corporate pension plan, including a reduction of the interest rate. Notice of changes to the rules and regulations accompanying the revision was made on July 10, 2020.

“Accounting Procedures for Shifting between Different Retirement Benefit Programs” (Corporate Accounting Standard Implementation Guidance No. 1 dated December 16, 2016) and “Practical Treatment of Accounting Procedures for Shifting between Different Retirement Benefit Programs” (Practical Issues Task Force No. 2 dated February 7, 2007) have been applied to accounting treatment due to the revision.

As a result, past service costs (reduction of retirement benefit obligations) of ¥4,408 million have been incurred, and reported as expenses (reduction of expenses) since July 2020.

(4)	Provision for losses from reimbursement of inactive accounts

Provision for losses from reimbursement of inactive accounts is based on the projected amount of future withdrawal loss based on historical reimbursement experience, in order to derecognize as liabilities and prepare for claims of withdrawal from depositors of deposits that have recorded profits.

(5)	Provision for contingent loss

A provision for contingent losses not covered by other provisions is provided in an amount deemed necessary based on estimated losses in the future.

7.	Hedge accounting method

Interest rate risk hedging

The deferral method of hedge accounting is applied to hedging of interest rate risk associated with financial assets and liabilities, in accordance with “Treatment for Accounting and Auditing of Application of Accounting Standard for Financial Instruments in Banking Industry” (JICPA Industry Committee Practical Guidelines No. 24 dated October 8, 2020).

In the assessment of hedge effectiveness, for hedging that offsets market fluctuations, hedged items such as securities and hedging instruments such as interest rate swap transactions are grouped at regular (remaining) periods and evaluated.

8.	Accounting treatment for consumption tax and the like

Accounting for consumption tax and local consumption tax (“Consumption Tax, Etc.”) is based on the tax-excluded method. However, non-deductible Consumption Tax, Etc. on noncurrent assets is included in expenses for the current fiscal year.

The Change of Indication Methods

Accounting Standard for Disclosure of Accounting Estimates (Corporate Accounting Standard No. 31 dated March 31, 2020) has been applied since the current fiscal year, and notes to Significant Accounting Estimates are described in the Notes to the Non-Consolidated Financial Statements.

Significant Accounting Estimates

1.	Reserve for possible loan losses
(1)	Amount recorded in financial statements for the current fiscal year

Reserve for possible loan losses             ¥23,496 million

(2)	Information to help understand the content of significant accounting estimates for the identified item
①	Calculation method

The method for calculating the reserve for possible loan losses is described in “Significant Accounting Policies 6. Standards for the booking of provisions (1) Reserve for possible loan losses.”

②	Key assumptions

Please refer to “Significant Accounting Estimates” in the consolidated financial statements.

③	Impact on financial statements for the next fiscal year

Please refer to “Significant Accounting Estimates” in the consolidated financial statements.

Notes

(Balance Sheet)

1.	Total amount of shares and investment of affiliated companies ¥16,311 million
2.	Securities loaned under unsecured consumer loan agreements (bond loan transactions) totaling ¥58,328 million are included in government bonds.
3.	Loans to borrowers in bankruptcy amounted to ¥2,446 million and past due loans amounted to ¥63,898 million.

“Loans to borrowers in bankruptcy” are loans that did not accrue interest because substantial doubt is deemed to exist as to the collectability of either the principal or interest due to the loan being past due for a considerable period of time or for other reasons (excluding the amount amortized for bad debt; “Nonaccrual Loans”) and for which the reasons listed in Article 96, Paragraph 1, Subparagraphs 3 (a) to (e) of the Enforcement Ordinance of the Corporation Tax Act (Cabinet Order No. 97 of 1965) or the reasons specified in Subparagraph 4 of the same Paragraph have occurred. “Past due loans” are Nonaccrual Loans other than loans to borrowers in bankruptcy and loans of which interest payments are deferred in order to assist the financial recovery of a debtor in financial difficulty.

4.	Accruing loans past due three months or more were ¥51 million.

“Accruing loans past due three months or more” are loans for which payment of principal or interest is delayed for three months or more from the day following the contracted payment dates. Loans classified as loans to borrowers in bankruptcy and past due loans are excluded from accruing loans past due three months or more.

5.	Restructured loans amounted to ¥2,668 million.

“Restructured loans” are defined as loans in which financial support is provided to a borrower such as reduction of interest rates, deferral of interest payments, extension of maturity dates, debt waiver, or other arrangement favorable to the borrower. Loans classified as loans to borrowers in bankruptcy, past due loans, and accruing loans past due three months or more are excluded from restructured loans.

6.	The total amount of loans to borrowers in bankruptcy, loans past due, accruing loans past due three months or more, and restructured loans was ¥69,064 million.

The loan amounts listed from 3. to 6. above are the amounts before deduction of reserve for possible loan losses.

7.	Bills discounted are accounted for as financial transactions in accordance with “Treatment for Accounting and Auditing of Application of Accounting Standard for Financial Instruments in Banking Industry” (JICPA Industry Committee Practical Guidelines No. 24 dated October 8, 2020). Commercial bills and purchased foreign exchanges received in this way provide the right to be disposed of by selling or (re) pledging without restriction, and have a face value of ¥12,267 million.

8.	Assets pledged as collateral are as follows.
Assets pledged as collateral
Securities	¥659,216 million
Other assets	¥56 million
Relevant liabilities to the pledged assets
Deposits	¥110,381 million
Payables under repurchase agreements	¥126,700 million
Payables under securities lending transactions	¥29,671 million
Borrowed money	¥445,092 million

In addition to the above, other assets include guarantee deposits of ¥1,509 million and central counterparty initial margins of ¥51,849 million.

9.	Overdraft contracts and commitment line contracts are agreements to make loans to customers when applying for borrowing up to a prescribed amount, as long as there is no violation of any condition in the contracts. The unused open commitments relating to these contracts was ¥1,327,212 million (including unused open commitments of ¥559,449 million relating to multi-purpose account transactions.) Of this total, the amount of unused commitments whose original contract terms were within one year or unconditionally cancelable at any time was ¥1,292,547 million.

Since many of these commitments expire without being drawn upon, the total amount of unused commitments does not necessarily affect the future cash flow of the Bank. Many of these commitments have clauses enabling the Bank to reject the loans to customers or reduce the contract amounts of commitment in the event that the financial situation changes, there is a need to secure claims, or other events occur. In addition, if necessary, customers may be requested to pledge collateral such as premises and securities at the execution of the contracts. After execution, customers’ financial positions are periodically evaluated based upon internal policy, and necessary measures are taken to manage the credit exposures, such as revising the terms of contracts or securing the claims.

10.	Revaluation of land owned for business use was conducted in accordance with the Act on Revaluation of Land (Act No. 34 of March 31, 1998). The tax equivalent to this revaluation difference is stated in liabilities as “deferred tax liability related to revaluation,” and the amount after deducting this is stated in net assets as “land revaluation surplus.”

Date of revaluation         March 31, 1998

Method of revaluation stipulated in Article 3, Paragraph 3 of the Act      Calculated by making reasonable adjustments such as corrections for width and depth, revision due to timing of the assessment, and irregular shape correction to the land price (road price) which is the basis for calculating property tax amounts stipulated in Article 2, Subparagraph 4 of the Enforcement Ordinance of the Act on Revaluation of Land (Cabinet Order No. 119 of March 31, 1998).

Difference between the total fair value of the land for business use revaluated as stipulated in Article 10 of the Act at the end of the current fiscal year and the total carrying value after revaluation       ¥11,362 million

11.	Accumulated depreciation of premises and equipment ¥57,716 million
12.	Reduced book value of premises and equipment ¥989 million
13.	The amount of the Bank’s guarantee obligation for those corporate bonds listed under securities that are through private placement of securities (as defined in Article 2, Paragraph 3 of the Financial Instruments and Exchange Act) is ¥58,790 million.
14.	Total monetary debt to directors and Audit & Supervisory Board Members through transactions with directors and Audit & Supervisory Board Members ¥192 million
15.	Total of monetary claims to affiliated companies ¥33,793 million
16.	Total of monetary debts to affiliated companies ¥37,578 million

(Statement of Income)

1.	Income from transactions with affiliated companies

Total income related to fund management transactions ¥460 million

Total income related to fees and commissions, etc. ¥629 million

Total income related to other operations and other ordinary transactions ¥97 million

Expenses from transactions with affiliated companies

Total expenses due to financing transactions ¥0 million

Total expenses related to fees and commissions, etc. ¥854 million

Total expenses related to other operations and other ordinary transactions ¥979 million

2.	Major impairment losses are as follows.
Location	Use	Type	Amount
Gifu City	Welfare facilities	Land and buildings	¥1,511 million
Gifu City	Warehouse	Land	¥300 million

The above items have been reduced to the amount deemed recoverable (estimated transfer value) because the transfer was decided in the current fiscal year in view of the current situation in which the frequency of use is decreasing.

3.	Matters concerning transactions with related parties are as follows.

Subsidiaries of the Bank

Type	Name of subsidiary	Location	Stated capital or capital contributions	Nature of business or occupation	Ownership ratio of voting rights, etc.	Relationship with related party	Nature of transaction	Transaction amount	Item	Balance at end of period
			million yen		%			million yen		million yen
Subsidiary	Juroku Credit Guarantee Co., Ltd.	Gifu City	58	Credit guarantee services	Direct 49.83 Indirect 16.34	Guarantee of debt for various loans	Debt guarantee	1,570,553	─	─

(Note) Juroku Credit Guarantee Co., Ltd. guarantees various loans of the Bank, but transaction conditions are determined in the same way as conditions for general transaction taking the credit risk of the loan user for each loan product into consideration.

(Statement of Changes in Shareholders’ Equity, etc.)

1.	Matters concerning the class and the number of shares of treasury stock

(Unit: thousand shares)

	Number of shares at the beginning of the current fiscal year	Increase in number of shares during the current fiscal year	Decrease in number of shares during the current fiscal year	Number of shares at the end of the current fiscal year	Summary
Treasury stock
Common stock	555	4	9	551	(Notes 1, 2)
Total	555	4	9	551
(Notes)	1. The increase of 4,000 common stocks in the treasury stock category represents the purchase of shares less than one unit.
2.	The decrease of 9,000 common stocks in the treasury stock category represents the transfer of 9,000 shares by exercising stock option rights and the disposal of less than a thousand shares of less than one unit in response to a demand to buy additional shares.

(Securities)

In addition to government bonds, municipal bonds, corporate bonds, shares, and other securities listed on the balance sheet, trading securities are also included.

1.	Trading securities (as of March 31, 2021)
Valuation difference included in profit and loss for the current fiscal year (million yen)
Trading securities	△5

2.	Held-to-maturity bonds (March 31, 2021)
	Type	Balance sheet amount (million yen)	Fair value (million yen)	Difference (million yen)
Fair value exceeds balance sheet amount	Government bonds	―	―	―
	Municipal bonds	―	―	―
	Corporate bonds	41,129	41,433	304
	Other	―	―	―
	Subtotal	41,129	41,433	304
Fair value does not exceed balance sheet amount	Government bonds	―	―	―
	Municipal bonds	―	―	―
	Corporate bonds	17,279	17,076	△202
	Other	―	―	―
	Subtotal	17,279	17,076	△202
Total		58,408	58,510	101
3.	Shares of subsidiaries and affiliated corporations (as of March 31, 2021)
	Balance sheet amount (million yen)	Fair value (million yen)	Difference (million yen)
Shares in subsidiaries	―	―	―
Shares of affiliated corporations	―	―	―
Total	―	―	―

(Note) Shares of subsidiaries and affiliated corporations for which fair value is deemed extremely difficult to determine

Balance sheet amount (million yen)
Shares and equity in subsidiaries	16,306
Shares of affiliated corporations	―
Total	16,306

These items have no market price and their fair value is deemed extremely difficult to determine.

4.	Available-for-sale securities (as of March 31, 2021)
	Type	Balance sheet amount (million yen)	Acquisition cost (million yen)	Difference (million yen)
Balance sheet amount exceeds acquisition cost	Shares	132,699	44,682	88,017
	Bonds	448,180	445,383	2,796
	Government bonds	52,854	52,519	335
	Municipal bonds	250,989	249,934	1,055
	Corporate bonds	144,335	142,930	1,405
	Other	136,362	131,491	4,871
	Subtotal	717,242	621,557	95,684
Balance sheet amount does not exceed acquisition cost	Shares	7,365	8,464	△1,099
	Bonds	523,026	526,271	△3,245
	Government bonds	205,219	207,517	△2,298
	Municipal bonds	229,463	230,099	△635
	Corporate bonds	88,343	88,654	△311
	Other	227,022	234,675	△7,652
	Subtotal	757,414	769,411	△11,997
Total		1,474,657	1,390,969	83,687

(Note) Available-for-sale securities for which fair value is deemed extremely difficult to determine

Balance sheet amount (million yen)
Shares	5,039
Other	17,742
Total	22,782

These items are not included in available-for-sale securities in the above table because they have no market price and their fair value is deemed extremely difficult to determine.

5.	Available-for-sale securities sold during the current fiscal year (from April 1, 2020 to March 31, 2021)
	Sales amount (million yen)	Total gain on sale (million yen)	Total loss on sale (million yen)
Shares	22,878	4,960	874
Bonds	12,530	32	102
Government bonds	9,316	18	102
Municipal bonds	―	―	―
Corporate bonds	3,214	14	―
Other	224,411	4,822	2,397
Total	259,820	9,816	3,374
6.	Securities for which the purpose of holding has changed

During the current fiscal year, held-to-maturity securities amounting to ¥252 million were reclassified as available-for-sale securities due to a significant decline in the issuer’s credit worthiness. The effect of these reclassifications on the financial statements for the current fiscal year was immaterial.

7.	Impairment of securities

Securities other than trading securities (excluding those securities whose fair value is extremely difficult to determine) whose fair value significantly declined below the acquisition cost and is considered not likely to recover to the level of the acquisition cost are recorded on the balance sheet at their respective fair value, and the valuation difference is treated as an impairment loss (“Impairment Recognition”) for the current fiscal year.

The amount of Impairment Recognition for the current fiscal year was ¥214 million in corporate bonds.

The fair value is deemed to have significantly declined if the year-end fair value declined by 30% or more from the acquisition cost for securities issued by bankrupt borrowers, virtually bankrupt borrowers, potentially bankrupt borrowers, and borrowers who are likely to become bankrupt or who require caution, and if the fair value declined by 50% or more from the acquisition cost for securities issued by normal borrowers.

“Bankrupt borrowers” are issuers for which business failure has legally and formally occurred, such as bankruptcy, special liquidation, or suspension of transactions at a clearing house; “virtually bankrupt borrowers” are issuers facing substantial bankruptcy; “potentially bankrupt borrowers” are issuers deemed to have a high possibility of going bankrupt in the future; and “borrowers requiring caution” are issuers for which care must be taken in future management. “Normal borrowers” are issuers other than the above-mentioned bankrupt borrowers, virtually bankrupt borrowers, potentially bankrupt borrowers, and borrowers requiring caution.

(Money Held in Trust)

1.	Money held in trust for trading purposes (as of March 31, 2021)
	Balance sheet amount (million yen)	Valuation difference included in profit and loss for the current fiscal year (million yen)
Money held in trust for trading purposes	6,000	―
2.	Money held in trust to be held to maturity (as of March 31, 2021)

No applicable information.

3.	Money held in trust - other (excluding trading purpose and held-to-maturity) (as of March 31, 2021)
	Balance sheet amount (million yen)	Acquisition cost (million yen)	Difference (million yen)	Balance sheet amount exceeds acquisition cost (million yen)	Balance sheet amount does not exceed acquisition cost (million yen)
Other money held in trust	1,011	1,000	11	11	―

(Note) “Balance sheet amount exceeds acquisition cost” and “Balance sheet amount does not exceed acquisition cost” represent the breakdown of “Difference.”

(Tax Effect Accounting)

The main causes for the deferred tax assets and deferred tax liabilities are as follows.

Deferred tax assets
Reserve for possible loan losses	¥5,739 million
Securities	¥2,391 million
Provision for retirement benefits	¥1,818 million
Depreciation expense	¥1,307 million
Other	¥1,731 million
Deferred tax assets subtotal	¥12,988 million
Valuation allowance	△¥3,921 million
Deferred tax assets total	¥9,066 million
Deferred tax liabilities
Valuation difference on available-for-sale securities	△¥24,791 million
Gain on establishment of employee retirement benefit trust	△¥954 million
Other	△¥215 million
Deferred tax liabilities total	△¥25,961 million
Net deferred tax liabilities	△¥16,895 million

(Per Share Information)
Net asset value per share	¥9,766.19
Net income per share	¥377.45
Diluted net income per share	¥376.80

(Business Combinations)

Omitted because it is the same as the description in the Notes on Business Combinations in the consolidated financial statements.

(Significant Subsequent Events)

Omitted because it is the same as the description in the Notes on Significant Subsequent Events in the consolidated financial statements.

Consolidated Statement of Changes in Shareholders’ Equity for the 246th Term (April 1, 2020 to March 31, 2021) (Unit: million yen)

	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance at beginning of current period	36,839	51,435	211,678	△1,553	298,399
Changes of items during period
Change in equity due to acquisition of shares of consolidated subsidiaries	―	1,962	―	―	1,962
Distribution of surplus	―	―	△2,989	―	△2,989
Net income attributable to owners of parent	―	―	14,722	―	14,722
Purchase of treasury stock	―	―	―	△9	△9
Disposal of treasury stock	―	△1	―	26	24
Reversal of land revaluation surplus	―	―	1,158	―	1,158
Net changes of items other than shareholders’ equity	―	―	―	―	―
Total changes of items during period	―	1,960	12,891	16	14,868
Balance at end of current period	36,839	53,395	224,570	△1,537	313,268

	Accumulated other comprehensive income					Stock acquisition rights	Non-controlling interests	Total net assets
	Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Land revaluation surplus	Accumulated adjustment for retirement benefits	Total accumulated other comprehensive income
Balance at beginning of current period	39,918	△174	13,925	△1,997	51,671	160	16,171	366,403
Changes of items during period
Change in equity due to acquisition of shares of consolidated subsidiaries	―	―	―	―	―	―	―	1,962
Distribution of surplus	―	―	―	―	―	―	―	△2,989
Net income attributable to owners of parent	―	―	―	―	―	―	―	14,722
Purchase of treasury stock	―	―	―	―	―	―	―	△9
Disposal of treasury stock	―	―	―	―	―	―	―	24
Reversal of land revaluation surplus	―	―	―	―	―	―	―	1,158
Net changes of items other than shareholders’ equity	19,372	432	△1,158	5,990	24,637	8	△2,908	21,737
Total changes of items during period	19,372	432	△1,158	5,990	24,637	8	△2,908	36,605
Balance at end of current period	59,290	258	12,766	3,993	76,308	169	13,263	403,009

246th Term           Notes to the Consolidated Financial Statements

Stated amounts are rounded down to the nearest million yen.

The definitions of subsidiaries and affiliated corporations are based on Article 2, Paragraph 8 of the Banking Act and Article 4-2 of the Order for Enforcement of the Banking Act.

Policy for Preparing the Consolidated Financial Statements

1.	Matters concerning the scope of consolidation
(1)	Consolidated subsidiaries 7 companies

Juroku Business Service Co., Ltd.

Juroku Research Institute Co., Ltd.

Juroku Tokai Tokyo Securities Co., Ltd.

Juroku Card Co., Ltd.

Juroku Lease Co., Ltd.

Juroku Computer Service Co., Ltd.

Juroku Credit Guarantee Co., Ltd.

(2)	Non-consolidated subsidiaries 8 companies

Names of major companies

Juroku Frontier No. 3 Investment Limited Partnership

Non-consolidated subsidiaries are excluded from the scope of consolidation since by reason of the immateriality of their assets, ordinary income, net income (amount commensurate with equity), retained earnings (amount commensurate with equity) and accumulated other comprehensive income (amount commensurate with equity), etc., such exclusion does not affect the reasonable interpretation of the financial conditions and operating results of the corporate group.

2.	Matters concerning the application of the equity method
(1)	Non-consolidated subsidiaries accounted for using the equity method 0 companies
(2)	Affiliated corporations accounted for using the equity method 0 companies
(3)	Non-consolidated subsidiaries not accounted for using the equity method 8 companies

Names of major companies

Juroku Frontier No. 3 Investment Limited Partnership

Non-consolidated subsidiaries not accounted for using the equity method are excluded from the scope of the equity method since by reason of the immateriality of their net income (amount commensurate with equity), retained earnings (amount commensurate with equity) and accumulated other comprehensive income (amount commensurate with equity), etc., such exclusion does not have a significant effect on consolidated financial statements.

(4)	Affiliated corporations not accounted for using the equity method 0 companies
3.	Matters concerning fiscal year of consolidated subsidiaries

The year-end date of all consolidated subsidiaries is the end of March, which is the same as the consolidated year-end date.

4.	Matters concerning amortization of goodwill

Goodwill is amortized on a straight-line basis over a reasonable number of years, not exceeding 20 years, on a case-by-case basis.

5.	Matters concerning accounting policy
(1)	Valuation standards and methodology for trading securities

Trading securities are stated at fair value. (Cost of trading securities sold is calculated by the moving average method.)

(2)	Valuation standards and methodology for marketable securities
①	Marketable securities are evaluated by the amortized cost method (straight-line method) using the moving average method for held-to-maturity debt securities and at fair value using the consolidated year-end market price (selling cost calculated by the moving average method) for available-for-sale securities, in principle; however, for those for which fair value is extremely difficult to determine, the cost method is used by the moving average method.

All valuation differences on available-for-sale securities are directly posted into net assets.

②	Securities included in money held in trust for trading purposes are stated at fair value, and securities included in money held in trust for other purposes are accounted for by the same method as available-for-sale securities in ① above.
(3)	Valuation standards and methodology for derivative transactions

Derivative transactions are stated at fair value.

(4)	Depreciation method for noncurrent assets
①	Premises and equipment

Depreciation of premises and equipment is calculated mainly using the declining balance method.

The main useful lives are as follows.

Buildings          15 to 50 years

Other                   4 to 20 years

②	Intangible assets

Amortization of intangible assets is calculated using the straight-line method. Software used in-house is amortized based on the useful service life (5 years) specified by the Bank and its consolidated subsidiaries.

(5)	Standards for the booking of reserve for possible loan losses

The Bank and its consolidated subsidiaries record reserves for possible loan losses as follows in accordance with the amortization and reserve standards set in advance.

Of the receivables that fall under normal loans and loans to borrowers requiring caution as provided in the “Practical Guidelines for Self-Assessment of Assets of Banks and Other Financial Institutions and Audit of Depreciation of and Reserve for Possible Loan Losses” (Japanese Institute of Certified Public Accountants Association [JICPA] Special Committee on Audit of Banks and Other Financial Institutions Report No. 4 dated October 8, 2020, “Bank Audit Special Committee Report No. 4”), those receivables that require close monitoring as specified in Bank Audit Special Committee Report No. 4 are recorded with the projected future loss for the following three years, and other receivables are recorded with the projected future loss for the following one year. The projected future losses are calculated by home mortgages and loans other than home mortgages based on the loss ratios, which are based on the average of actual past loss ratios for the past three years or one year, respectively. For loans such as possible bankruptcy, the estimated amount of collateral that can be disposed of and the estimated amount that can be recovered by guarantee are deducted from the loan amount, and the remaining amount that is deemed necessary is recorded. For loans to borrowers in virtual bankruptcy or legal bankruptcy, the balance is recorded after deducting the estimated amount of collateral that can be disposed of and the estimated amount that can be recovered by guarantee from the loan amount.

In addition, for loans to potentially bankrupt borrowers or borrowers requiring caution, the reserve is determined as the difference between the carrying value of the loan and the present value of future cash flows, which are discounted using the contractual interest rate (the cash flow estimation method) in the case that future cash flows of the principal and interest can be reasonably estimated (“Loans to Which the Cash Flow Estimation Method is Applied”).

All loans are assessed by the operation-related department based on the standards for self-assessment of assets. The asset assessment management department, which is independent of the relevant operation-related department, verifies the assessment results and the internal audit department conducts the audit.

(6)	Standards for the booking of provision for bonuses

To prepare for the payment of employee bonuses, a provisions for bonuses is recorded in the amount attributable to the current consolidated fiscal year out of the estimated amount of bonuses to be paid to employees.

(7)	Standards for the booking of provision for officers’ bonuses

To prepare for the payment of bonuses for officers of consolidated subsidiaries, a provision for bonuses is recorded in the amount attributable to the current consolidated fiscal year out of the estimated amount of bonuses to be paid to officers.

(8)	Standards for booking reserve for retirement benefits for officers

To prepare for the payment of retirement benefits for officers of consolidated subsidiaries, a reserve for retirement benefits for officers of consolidated subsidiaries is recorded in the amount of payment required at the end of the consolidated fiscal year based on internal regulations.

(9)	Standards for booking provision for losses from reimbursement of inactive accounts

Provision for losses from reimbursement of inactive accounts is based on the projected amount of future withdrawal loss based on historical reimbursement experience, in order to derecognize as liabilities and prepare for claims of withdrawal from depositors of deposits that have recorded profits.

(10)	Standards for booking provision for contingent loss

A provision for contingent losses not covered by other provisions is provided in an amount deemed necessary based on estimated losses in the future.

(11)	Standard for booking provision required under the Special Act

The provision required under the Special Act is a financial instruments transaction liability reserve for consolidated subsidiaries engaged in financial instruments business, and is provided to prepare for losses arising from operational incidents incurred in relation to trading and other securities transactions. The amount of the provision is calculated pursuant to the provisions of Article 46-5 of the Financial Instruments and Exchange Act and Article 175 of the Cabinet Office Order on Financial Instruments Business.

(12)	Accounting method for retirement benefits

When calculating benefit obligations, the method of assigning the projected benefit amount to the period up to the end of the current consolidated fiscal year is based on the benefit calculation formula standard. Past service costs and actuarial gains and losses are reported as expenses as follows.

Past service costs:      Processed by the straight-line method based on a certain number of years (3 years) within the average remaining working period of the employee at the time the costs are incurred

Actuarial gains and losses:      The amount prorated by the straight-line method based on a certain number of years (10 years) within the average remaining working period of employees at the time of occurrence in each consolidated fiscal year is expensed from the consolidated fiscal year following the occurrence of each.

Consolidated subsidiaries apply the simplified method in which the amount of benefits payable assuming the voluntary retirement of employees at fiscal year-end is used as retirement benefit obligations in the calculation of retirement benefit liabilities and retirement benefit expenses.

(Additional Information)

As of October 1, 2020, the Bank revised the defined benefit corporate pension plan, including a reduction of the interest rate. Notice of changes to the rules and regulations accompanying the revision was made on July 10, 2020.

“Accounting Procedures for Shifting between Different Retirement Benefit Programs” (Corporate Accounting Standard Implementation Guidance No. 1 dated December 16, 2016) and “Practical Treatment of Accounting Procedures for Shifting between Different Retirement Benefit Programs” (Practical Issues Task Force No. 2 dated February 7, 2007) have been applied to accounting treatment due to the revision.

As a result, past service costs (reduction of retirement benefit obligations) of ¥4,408 million have been incurred, and reported as expenses (reduction of expenses) since July 2020.

(13)	Standards for converting foreign currency-denominated assets and liabilities into Japanese yen

Foreign currency-denominated assets and liabilities of the Bank and its consolidated subsidiaries are converted into yen based on the exchange rate prevailing at the fiscal year end.

(14)	Significant hedge accounting method

Interest rate risk hedging

The deferral method of hedge accounting is applied to hedging of interest rate risk associated with financial assets and liabilities of the Bank, in accordance with “Treatment for Accounting and Auditing of Application of Accounting Standard for Financial Instruments in Banking Industry” (JICPA Industry Committee Practical Guidelines No. 24 dated October 8, 2020).

In the assessment of hedge effectiveness, for hedging that offsets market fluctuations, hedged items such as securities and hedging instruments such as interest rate swap transactions are grouped at regular (remaining) periods and evaluated.

(15)	Standards for booking operating income and costs

Standards for booking income from finance lease transactions

Sales and cost of sales are recognized when lease payments are received.

(16)	Accounting treatment for Consumption Tax, Etc.

The Bank and its consolidated subsidiaries account for consumption tax and local consumption tax by the tax-exclusion method.

Unapplied Accounting Standards, Etc.

•	“Accounting Standard for Revenue Recognition” (Corporate Accounting Standard No. 29 dated March 31, 2020)
•	“Implementation Guidance on Accounting Standard for Revenue Recognition” (Corporate Accounting Standard Implementation Guidance No. 30 dated March 31, 2020)
(1)	Overview

The accounting standard provides comprehensive principles for revenue recognition. Revenue is recognized based on the following five steps.

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations under the contract.

Step 5: Recognize revenue when (or as) the performance obligation is satisfied.

(2)	Application date

The standard and guidance will be applied from the beginning of the year ending March 31, 2022.

(3)	Impact of adoption

The impact of adopting the above standard and guidance is currently being assessed.

•	“Accounting Standard for Fair Value Measurement” (Corporate Accounting Standard No. 30 dated July 4, 2019)
•	“Implementation Guidance on Accounting Standard for Fair Value Measurement” (Corporate Accounting Standard Implementation Guidance No. 31 dated July 4, 2019)
(1)	Overview

In order to increase the international comparability of accounting standards, “Accounting Standard for Fair Value Measurement” and “Implementation Guidance on Accounting Standard for Fair Value Measurement” (the “Accounting Standard for Fair Value Measurement, Etc.”) were developed, and guidance and other rules were established with regard to the method for fair value measurement. The Accounting Standard for Fair Value Measurement, Etc. will be applicable for the fair values of the following items

•	Financial instruments defined in “Accounting Standard for Financial Instruments”
(2)	Application date

The standard and guidance will be applied from the beginning of the year ending March 31, 2022.

(3)	Impact of adoption

The impact of adopting the above standard and guidance is currently being assessed.

The Change of Indication Methods

Accounting Standard for Disclosure of Accounting Estimates (Corporate Accounting Standard No. 31 dated March 31, 2020) has been applied since the current consolidated fiscal year, and notes to Significant Accounting Estimates are described in the Notes to the Consolidated Financial Statements.

Significant Accounting Estimates

1.	Reserve for possible loan losses
(1)	Amount recorded in consolidated financial statements for the current consolidated fiscal year

Reserve for possible loan losses       ¥25,852 million

(2)	Information to help understand the content of significant accounting estimates for the identified item
①	Calculation method

The method for calculating the reserve for possible loan losses is described in “Notes to the Non-Consolidated Financial Statements 5. Matters concerning accounting policy (5) Standards for the booking of reserve for possible loan losses.”

②	Key assumptions
a)	Informed assumptions based on available information are made for projecting earnings of debtors to be used in determining debtor classification and in estimating future cash flows of principal and interest on loans, and of debtors who are formulating business improvement plans.

In particular, business improvement plans are prepared based on future performance forecasts such as future sales forecasts, cost reduction estimates, and future cash flow outlook. Their reasonability and feasibility are judged based on the trends of the industry to which the debtor belongs and the specific business improvement measures.

b)	The economic impact of COVID-19 is expected to continue in the next consolidated fiscal year, based on the current state of the pandemic. Although the degree of impact varies depending on the debtor, determination of debtor classification and estimating future cash flows of principal and interest on loans is based on the assumption that the credit risk of loans, etc., of the Bank and its consolidated subsidiaries will be affected within the scope of the expectation that the impact will continue next year. That assumption has been changed from the assumption at the end of the previous consolidated fiscal year that there would be a gradual return to normal from the pandemic toward the end of the current consolidated fiscal year.
c)	Except for Loans to Which the Cash Flow Estimation Method is applied, it is assumed that the loss for loans to normal borrowers as a whole will be the same as that for past loans to normal borrowers, that the loss for loans to other borrowers requiring caution as a whole will be the same as that for past loans to other borrowers requiring caution, and that the loss for loans to borrowers to be closely monitored as a whole will be the same as that for past loans to borrowers to be closely monitored.
③	Impact on the consolidated financial statements for the next consolidated fiscal year

If there is a change in the assumptions used in initial estimates due to a change in the external environment including the situation surrounding COVID-19 or in the internal circumstances of the debtor, reserves may increase or decrease due to changes in debtor classification, changes in cash flow estimates, and actual bad debt losses that differ from initial expectations, which may have a significant impact on the consolidated financial statements.

Notes

(Consolidated Balance Sheet)

1.	Total investment of affiliated companies ¥662 million
2.	Securities loaned under unsecured consumer loan agreements (bond loan transactions) are included in “Securities” under government bonds totaling ¥58,328 million.
3.	Loans (including right to recourse, etc.; the same applies to 4. and 5. below) to borrowers in bankruptcy amounted to ¥3,071 million and past due loans amounted to ¥65,607 million.

“Loans to borrowers in bankruptcy” are loans that did not accrue interest because substantial doubt is deemed to exist as to the collectability of either the principal or interest due to the loan being past due for a considerable period of time or for other reasons (excluding the amount amortized for bad debt; “Nonaccrual Loans”) and for which the reasons listed in Article 96, Paragraph 1, Subparagraphs 3 (a) to (e) of the Enforcement Ordinance of the Corporation Tax Act (Cabinet Order No. 97 of 1965) or the reasons specified in Subparagraph 4 of the same Paragraph have occurred. “Past due loans” are Nonaccrual Loans other than loans to borrowers in bankruptcy and loans of which interest payments are deferred in order to assist the financial recovery of a debtor in financial difficulty.

4.	Accruing loans past due three months or more were ¥51 million.

“Accruing loans past due three months or more” are loans for which payment of principal or interest is delayed for three months or more from the day following the contracted payment dates. Loans classified as loans to borrowers in bankruptcy and past due loans are excluded from accruing loans past due three months or more.

5.	Restructured loans amounted to ¥2,668 million.

“Restructured loans” are defined as loans in which financial support is provided to a borrower such as reduction of interest rates, deferral of interest payments, extension of maturity dates, debt waiver, or other arrangement favorable to the borrower. Loans classified as loans to borrowers in bankruptcy, past due loans, and accruing loans past due three months or more are excluded from restructured loans.

6.	The total amount of loans to borrowers in bankruptcy, loans past due, accruing loans past due three months or more, and restructured loans was ¥71,398 million.

The loan amounts listed from 3. to 6. above are the amounts before deduction of reserve for possible loan losses.

7.	Bills discounted are accounted for as financial transactions in accordance with “Treatment for Accounting and Auditing of Application of Accounting Standard for Financial Instruments in Banking Industry” (JICPA Industry Committee Practical Guidelines No. 24 dated October 8, 2020). Commercial bills and purchased foreign exchanges received in this way provide the right to be disposed of by selling or (re) pledging without restriction, and have a face value of ¥12,267 million.
8.	Assets pledged as collateral are as follows.

Assets pledged as collateral

Securities                                                  ¥659,216 million

Other assets                                                      ¥56 million

Relevant liabilities to the pledged assets

Deposits                                                    ¥110,381 million

Payables under repurchase agreements ¥126,700 million

Payables under securities lending transactions ¥29,671 million

Borrowed money                                      ¥445,092 million

In addition to the above, other assets include initial margins of futures markets of ¥1,477 million, cash collateral paid for financial instruments of ¥1,602 million, guarantee deposits of ¥2,070 million, and central counterparty initial margins of ¥51,849 million.

9.	Overdraft contracts and commitment line contracts are agreements to make loans to customers when applying for borrowing up to a prescribed amount, as long as there is no violation of any condition in the contracts. The unused open commitments relating to these contracts was ¥1,392,876 (including unused open commitments of ¥559,449 million relating to multi-purpose account transactions.) Of this total, the amount of unused commitments whose original contract terms were within one year or unconditionally cancelable at any time was ¥1,358,211 million.

Since many of these commitments expire without being drawn upon, the total amount of unused commitments does not necessarily affect the future cash flow of the Bank and its consolidated subsidiaries. Many of these commitments have clauses enabling the Bank and its subsidiaries to reject the loans to customers or reduce the contract amounts of commitment in the event that the financial situation changes, there is a need to secure claims, or other events occur. In addition, if necessary, customers may be requested to pledge collateral such as premises and securities at the execution of the contracts. After execution, customers’ financial positions are periodically evaluated based upon internal policy, and necessary measures are taken to manage the credit exposures, such as revising the terms of contracts or securing the claims.

10.	Revaluation of land owned for business use by the Bank was conducted in accordance with the Act on Revaluation of Land (Act No. 34 of March 31, 1998). The tax equivalent to this revaluation difference is stated in liabilities as “deferred tax liability related to revaluation,” and the amount after deducting this is stated in net assets as “land revaluation surplus.”

Date of revaluation            March 31, 1998

Method of revaluation stipulated in Article 3, Paragraph 3 of the Act Calculated by making reasonable adjustments such as corrections for width and depth, revision due to timing of the assessment, and irregular shape correction to the land price (road price) which is the basis for calculating property tax amounts stipulated in Article 2, Subparagraph 4 of the Enforcement Ordinance of the Act on Revaluation of Land (Cabinet Order No. 119 of March 31, 1998).

Difference between the total fair value of the land for business use revaluated as stipulated in Article 10 of the Act at the end of the current consolidated fiscal year and the total carrying value after revaluation ¥11,362 million

11.	Accumulated depreciation of premises and equipment ¥62,369 million
12.	Reduced book value of premises and equipment ¥989 million
13.	The amount of guarantee obligation for those corporate bonds listed under securities that are through private placement of securities (as defined in Article 2, Paragraph 3 of the Financial Instruments and Exchange Act) is ¥58,460 million.
14.	Total monetary claims to directors and Audit & Supervisory Board Members through transactions with directors and Audit & Supervisory Board Members of the Bank ¥1 million
15.	Total monetary debt to directors and Audit & Supervisory Board Members through transactions with directors and Audit & Supervisory Board Members of the Bank ¥192 million

(Consolidated Statement of Income)

1.	Other ordinary income includes gain on sales of shares, etc., of ¥5,439 million.
2.	Major impairment losses are as follows.
Location	Use	Type	Amount
Gifu City	Welfare facilities	Land and buildings	¥1,511 million
Gifu City	Warehouse	Land	¥300 million

The above items have been reduced to the amount deemed recoverable (estimated transfer value) because the transfer was decided in the current consolidated fiscal year in view of the current situation in which the frequency of use is decreasing.

(Consolidated Statement of Changes in Shareholders’ Equity, etc.)

1.	Matters concerning the class and the number of shares of issued shares and the class and the number of shares of treasury stock

(Unit: thousand shares)

	Number of shares at the beginning of the current consolidated fiscal year	Increase in number of shares during the current consolidated fiscal year	Decrease in number of shares during the current consolidated fiscal year	Number of shares at the end of the current consolidated fiscal year	Summary
Issued shares
Common stock	37,924	―	―	37,924
Total	37,924	―	―	37,924
Treasury stock
Common stock	555	4	9	551	(Notes 1, 2)
Total	555	4	9	551
(Notes)	1. The increase of 4,000 common stocks in the treasury stock category represents the purchase of shares less than one unit.
2.	The decrease of 9,000 common stocks in the treasury stock category represents the transfer of 9,000 shares by exercising stock option rights and the disposal of less than a thousand shares of less than one unit in response to a demand to buy additional shares.
2.	Matters concerning stock acquisition rights and treasury stock acquisition rights
Category	Breakdown of the stock acquisition rights	Class of shares underlying the stock acquisition rights	Number of shares underlying the stock acquisition rights				Balance at the end of the current consolidated fiscal year (million yen)	Summary
			At the beginning of the current consolidated fiscal year	Increase during the current consolidated fiscal year	Decrease during the current consolidated fiscal year	At the end of the current consolidated fiscal year
The Bank	Stock acquisition rights as stock options	─					169
Total		─					169

3.	Matters concerning dividends
(1)	Dividend payment amount during the current consolidated fiscal year
(Approved)	Class of shares	Total amount of dividend	Dividend per share	Reference date	Effective date
June 19, 2020 General meeting of shareholders	Common stock	¥1,681 million	¥45.00	March 31, 2020	June 22, 2020
November 9, 2020 Board of directors meeting	Common stock	¥1,308 million	¥35.00	September 30, 2020	December 10, 2020
Total		¥2,989 million
(2)	Dividends whose reference date belongs to the current consolidated fiscal year and whose effective date is after the last day of the current consolidated fiscal year

The following has been proposed as an agenda item at the ordinary general meeting of shareholders to be held on June 18, 2021 regarding dividends on common stock.

(Proposed)	Class of shares	Total amount of dividend	Source of dividends	Dividend per share	Reference date	Effective date
June 18, 2021 General meeting of shareholders	Common stock	¥2,055 million	Retained earnings	¥55.00	March 31, 2021	June 21, 2021

(Financial Instruments)

1.	Matters concerning the status of financial instruments
(1)	Policy for financial instruments

The Group provides banking services and comprehensive financial services including a leasing business. The banking business which serves as the core business of the Group provides various products and services as a financial partner for the region, offering deposit and lending services, trading and investment of securities, derivatives transactions and other financial services.

The Group has aligned its operations with the local community and raises funds from deposits from customers, which is stable and cost-effective. The Group also raises funds by borrowing.

As for loans and bills discounted in the money management system, the Group provides financing for local companies based on their capital demands and for individuals mainly for home mortgages. As its main resources are bank deposits from customers, the Group aims to ensure the soundness of the assets through appropriate credit decisions and credit ratings based on actual conditions and managing the credit portfolio to prevent concentrations in specific customers or industries.

In marketable securities, considering its position of being engaged in surplus fund management relating to lending services and its responsibility as a bank to provide settlement services, the Group’s management is centered around public bonds such as government bonds which are superior in liquidity and security. To build up a portfolio that is less subject to rising interest rates, the Group also invests in risk assets, such as stocks whose performance is expected to be less correlated with bonds.

The Group executes derivative transactions to meet the various needs of its customers as well as to meet its own needs, centering on fund management and financing transactions. In trading transactions, the Group avoids excessive risk by restricting the type of transactions and limiting the volume of transactions. Also, the Group will not trade a particular investment if its fair value is volatile compared to that of the underlying assets (i.e. high leverage-effect transaction).

(2)	Nature and extent of risks arising from financial instruments

The loans and bills discounted are to general business enterprises, individuals, and local public bodies, and there is a risk (credit risk) that the value of loaned money is reduced by financial deterioration of the borrower and a risk (interest risk) of losses due to changes in interest rates. In securities, the Group holds domestic bonds, foreign securities, stocks, investment trusts, investment partnerships and so forth mainly for other purposes (pure investment purposes and policy investment purposes). Also, the Group holds certain domestic bonds for held-to-maturity purposes. In trading securities, the Group holds domestic bonds for trading. These items have interest risk, risk of changes in prices, credit risk, and market liquidity risk. Market liquidity risk represents the risk that market trades cannot be performed due to market turmoil and that the Group may suffer losses due to being forced to trade at significantly less favorable pricing than usual.

Deposits and borrowed money hold interest risk and cash flow risk in liquidity risk. Cash flow risk refers to the risk that securing necessary financing becomes difficult or significantly unfavorable financing conditions result in recording of loss due to a mismatch of periods between operations and financing and unexpected outflows of money.

Derivative transactions related to interest are comprised of interest-rate swap agreements, cap agreements, floor agreements, and interest futures. Derivative transactions related to currency are comprised of exchange contracts, non-deliverable forwards (NDF), currency swap agreements, and currency option contracts. Derivative transactions related to securities are comprised of bond futures, options on bond futures, OTC bond options, stock index futures, options on stock index futures, and individual security options.

The Group utilizes derivative transactions to meet customer needs and to control risk so that interest risk, risk of changes in prices, and foreign currency exchange risk on assets and liabilities are not excessive. In trading transactions, the Group utilizes derivative transactions to earn a profit and to accumulate know-how related to the transactions and understand market trends.

The derivative transactions the Group utilizes are exposed to interest risk, currency exchange risk, the risk of change in prices, and credit risk. In utilizing derivative transactions, the Group performs effective covering of transactions to meet customers’ needs, and in trading transactions, the Group preliminarily establishes a risk limit to avoid exposing the Group to an excessive degree of market risk. Transactions such as listed futures are exposed to limited credit risk and OTC transactions such as interest swaps are assumed to have low risk since the counterparties are comprised of highly credible financial institutions and companies.

Certain derivatives utilized to mitigate risks from securities are recorded on the basis of hedge accounting in accordance with “Practical Guidelines for Accounting for Financial Instruments” (JICPA Accounting Practice Committee Report No. 14; “Practical Guidelines”). The hedged items and hedging instruments to which hedge accounting was applied in the current consolidated fiscal year are as follows.

•	Hedged items: Securities
•	Hedging instruments: Interest swaps

The effectiveness of hedging is evaluated by the method stipulated in the Practical Guidelines and the like.

(3)	Risk management for financial instruments
①	Integrated risk management

The Group has defined Integrated Risk Management Regulations to ensure the soundness of management, and has established an integrated risk management system.

The Group monitors various risks holistically including measurement by statistical methods and aims to control risks within the range of management vitality. Specifically, the Group allocates risk capital to credit risk, market risk, and operational risk based on Value at Risk (“VaR”) calculations according to assumptions about the market fluctuation rate and its half year business plan. In each operational division, the Group aims to control risk and obtain returns within the range of risk capital. Integrated risk is managed by the Risk Management Division and is reported monthly to the Integrated Risk Management Council and semiannually to the board of directors meetings. Necessary actions such as risk control are taken promptly.

②	Credit risk management

The Group defines credit risk management rules such as the Credit Risk Management Regulations to understand, manage, and take actions on credit risk appropriately.

In screening requests for loans, the Group clearly separates the credit department from the operating department and performs strict examination and management under an industry-specific loan examination system. Also, the Group verifies the purpose of the loan, business plans, and investment effects and fully examines the repayment resources and the certainty and validity of the plan.

For credit portfolio management, the Group aims to prevent concentrations in particular customers or industries and ensure profits commensurate with credit costs.

In addition, in order to improve credit risk, the Group seeks to implement management and business restructuring support for customers experiencing difficult business conditions.

For credit risk management, the Group has defined a Credit Rating System to objectively evaluate the degree of credit risk on an integrated scale. Credit rating is reviewed from time to time, at the end of the borrower’s fiscal year or when there are any changes in credit status.

As for the level of credit risk and degree of concentration of credit granting, the Risk Management Division manages credit risk, reports monthly to management at the Integrated Risk Management Council, and discusses necessary actions.

③	Market risk management

The Group considers interest rate risk, risk of change in prices, and currency risk as the main market risks, and in order to avoid a reduction in the value of assets held by the Group and a loss of credit by appropriately managing market risk, institutes Market Risk Management Regulations that clarify the organizational structure and methods for identifying, assessing, and monitoring market risk as well as methods for controlling and reducing market risk.

Under integrated risk management, the Group allocates risk capital to each business (deposit, loan, policy investment stocks, and other securities) every six months and establishes a cap on the investment amount, a maximum loss amount, and matters to be discussed (level of loss to trigger re-examination of approach). The department in charge handles market transactions within these risk limits expeditiously and effectively. These risks are managed together by the Risk Management Division and are reported monthly to the Integrated Risk Management Council and semiannually to the board of directors meetings. Necessary actions are taken promptly.

Regarding derivative transactions, the Group follows predetermined regulations and policies. The market risk management department (middle office) and market administrative department (back office) manage and monitor the balance, fair value, profit and loss, and measurement of risk of the transactions and report to management regularly to ensure mutual supervision of risks. Especially in trading transactions, the market risk management department (middle office) manages the positions, measurement of risk, and application of loss cut rules closely.

④	Liquidity risk management

As to liquidity risk, the Group has established Liquidity Risk Management Regulations with stable cash flows as the highest priority. Also, to be prepared for unforeseeable circumstances, the Group has defined a Contingency Plan for Liquidity Risks and established a system that enables a prompt and appropriate response.

(4)	Supplementary explanation on matters related to fair values of financial instruments

Fair values of financial instruments are based on market prices or reasonable calculations in the absence of market quotations. Since certain assumptions are used in the calculation of the values, the values may differ if different assumptions are used.

2.	Matters concerning the fair value of financial instruments

The amount recorded on the consolidated balance sheet as of March 31, 2021, the fair value, and the difference between them are as follows. Unlisted stocks, etc., for which fair value is deemed extremely difficult to determine are not included in the following table. (See Note 2.)

(Unit: million yen)

	Balance sheet amount	Fair value	Difference
(1) Cash and due from banks	947,015	947,015	―
(2) Trading securities
Trading securities	290	290	―
(3) Money held in trust	12,311	12,311	―
(4) Securities
Held-to-maturity securities	58,078	58,178	100
Available-for-sale securities	1,475,901	1,475,901	―
(5) Loans and bills discounted	4,481,149
Reserve for possible loan losses (*1)	△24,554
	4,456,595	4,480,084	23,489
Assets total	6,950,193	6,973,782	23,589
(1) Deposits (2) Negotiable certificates of deposit (3) Payables under repurchase agreements (4) Borrowed money	6,072,473 28,100 126,700 467,151	6,072,543 28,100 126,700 467,152	70 ― ― 1
Liabilities total	6,694,425	6,694,496	71
Derivative transactions (*2)
Hedge accounting not applied Hedge accounting applied (*3)	(3,591) 368	(3,591) 368	― ―
Derivative transactions total	(3,222)	(3,222)	―
(*1)	The general reserve for possible loan losses and the individual reserves for possible loan losses corresponding to loans are deducted.
(*2)	Derivative transactions recorded in other assets and other liabilities are displayed collectively.

Assets and liabilities arisen from derivatives are offset against each other and stated in net, and net liabilities are shown in parentheses.

(*3)	These are interest rate swaps designated as hedging instruments to offset fluctuations in the market price of hedged securities, and deferral hedging is applied. “Treatment for Hedge Accounting for Financial Instruments that Refer to LIBOR” (Practical Response Report No. 40 dated September 29, 2020) is applied to these hedging relationships.

(Note 1) Calculation method for fair values of financial instruments

Assets

(1)	Cash and due from banks

Because due from banks has no maturity and the fair value approximates carrying value, the carrying value is used as the fair value.

(2)	Trading securities

For securities such as bonds that are held for trading, the fair value is determined based on the prices quoted by the exchange or the financial institutions from which these securities are purchased.

(3)	Money held in trust

For securities managed as trust assets in a monetary trust, the fair value of equity securities is determined based on the prices quoted by the exchange and the fair value of bonds is determined based on the prices quoted by the exchange or the financial institutions from which they are purchased.

Trusts for cash segregated as deposits for customers of consolidated subsidiaries engaged in the financial instruments exchange business are based on the prices quoted by the financial institutions from which they are purchased.

Information on money held in trust by classification is included in the notes on “Money Held in Trust” below.

(4)	Securities

The fair value of equity securities is determined based on the prices quoted by the exchange and the fair value of bonds is determined based on the prices quoted by the exchange or the financial institutions from which they are purchased. The fair value of investment trusts is determined based on the publicly available price.

For privately placed guaranteed bonds held by the Bank, the fair value is calculated by estimating expected future cash flows, which are adjusted to reflect default risk of the issuer, and discounting at a risk free rate plus a certain management cost. However, the fair value of privately placed guaranteed bonds held by the Bank whose issuer is classified as legally bankrupt, virtually bankrupt, or potentially bankrupt is calculated based on the estimated amount of collateral and guarantee.

Information on securities by classification is included in the notes on “Securities” below.

(5)	Loans and bills discounted

For loans with variable interest rates, since the market interest rate in the short term is reflected, the carrying value is used as the fair value because the fair value approximates the carrying value as long as the credit status of the borrower has not changed significantly. Loans with fixed interest rates are grouped based on type, internal rating, and period of the loan, and their fair value is calculated by estimating expected future cash flows, which are adjusted to reflect default risk of the borrower, and discounting at the risk free rate plus certain management costs. However, certain consumer loans such as home mortgages are grouped based on type and period of the loan, and their fair value is calculated by discounting the total amount of principal and interest at the expected rate for a similar loan. For consumer loans that mature in the short term (within one year), the carrying value is used as the fair value because fair value approximates carrying value.

For loans to legally bankrupt borrowers, virtually bankrupt borrowers, and potentially bankrupt borrowers, since the estimated uncollectable amount is calculated based on the present value of estimated future cash flows or the estimated collection of cash from collateral and guarantee, the fair value approximates the amount of receivables recorded on the consolidated balance sheet on the consolidated year-end date minus the estimated uncollectable amount, so this result is used as fair value.

For loans that do not have repayment terms based on characteristics such as limiting loans to the value of collateral assets, since the market value is assumed to approximate carrying value based on the expected repayment period and interest rate conditions, the carrying value is used as the market value.

Liabilities

(1)	Deposits and (2) Negotiable certificates of deposit

For demand deposits, the amount payable on demand as of the consolidated balance sheet date (i.e., the carrying amount) is considered to be the fair value. Time deposits are grouped by product and maturity lengths, and their fair value is calculated by discounting future cash flows with the same interest rate as that of accepted new deposits. For deposits and negotiable certificates of deposit that are short-term (within one year), the carrying value is used as the fair value because fair value approximates carrying value.

(3)	Payables under repurchase agreements

The contract terms of payables under repurchase agreements and payables under securities lending transactions are short (within one year), so the carrying value is used as the fair value because fair value approximates carrying value.

(4)	Borrowed money

For borrowed money with variable interest rates, because market interest rates are reflected in the short term and the credit status of the Bank and its consolidated subsidiaries has not changed significantly since inception, fair value is considered to approximate the carrying value, and so the carrying value is used as the fair value. For borrowed money with fixed interest rates, the fair value is calculated by discounting the total amount of principal and interest by an interest rate that takes into account the credit risk of the Bank and its consolidated subsidiaries for each classification based on the type and duration of the borrowed money. For consumer loans that mature in the short term (within one year), the carrying value is used as the fair value because fair value approximates carrying value.

Derivative transactions

Derivative transactions are comprised of interest rate-related transactions (interest rate futures, interest rate options, interest rate swaps, etc.), currency-related transactions (exchange contracts, currency options, currency swaps, etc.), and securities-related transactions (bond futures, options on bond futures, etc.), and values are calculated based prices quoted by the exchange, discounted present values, option price calculation models, etc.

(Note 2) The amount recorded on the consolidated balance sheet of financial products whose fair value is extremely difficult to determine is as follows, and is not included in “Assets (4) Securities” in the information on fair values of financial instruments.

(Unit: million yen)

Category	Balance sheet amount
①Unlisted equity securities (*1)(*2)	6,274
②Investment limited partnerships and similar partnerships (*3)	18,345
Total	24,620
(*1)	Fair value is not disclosed for unlisted equity stocks because fair value is deemed extremely difficult to determine in the absence of market prices.
(*2)	In the current consolidated fiscal year, unlisted stocks were impaired by ¥2 million.
(*3)	Fair value is not disclosed for investment limited partnerships and similar partnerships whose partnership assets are composed of unlisted stocks and other assets whose fair value is deemed extremely difficult to determine.

(Securities)

“Trading securities” are included in addition to “Securities” on the consolidated balance sheet.

1.	Trading securities (as of March 31, 2021)
Valuation difference included in profit and loss for the current consolidated fiscal year (million yen)
Trading securities	△5

2.	Held-to-maturity bonds (March 31, 2021)
	Type	Balance sheet amount (million yen)	Fair value (million yen)	Difference (million yen)
Fair value exceeds consolidated balance sheet amount	Government bonds	―	―	―
	Municipal bonds	―	―	―
	Corporate bonds	40,799	41,102	303
	Other	―	―	―
	Subtotal	40,799	41,102	303
Fair value does not exceed consolidated balance sheet amount	Government bonds	―	―	―
	Municipal bonds	―	―	―
	Corporate bonds	17,279	17,076	△202
	Other	―	―	―
	Subtotal	17,279	17,076	△202
Total		58,078	58,178	100

3.	Available-for-sale securities (as of March 31, 2021)
	Type	Balance sheet amount (million yen)	Acquisition cost (million yen)	Difference (million yen)
Consolidated balance sheet amount exceeds acquisition cost	Shares	133,943	45,021	88,922
	Bonds	448,180	445,383	2,796
	Government bonds	52,854	52,519	335
	Municipal bonds	250,989	249,934	1,055
	Corporate bonds	144,335	142,930	1,405
	Other	136,362	131,491	4,871
	Subtotal	718,486	621,897	96,589
Consolidated balance sheet amount does not exceed acquisition cost	Shares	7,365	8,464	△1,099
	Bonds	523,026	526,271	△3,245
	Government bonds	205,219	207,517	△2,298
	Municipal bonds	229,463	230,099	△635
	Corporate bonds	88,343	88,654	△311
	Other	227,022	234,675	△7,652
	Subtotal	757,414	769,411	△11,977
Total		1,475,901	1,391,308	84,592
4.	Available-for-sale securities sold during the current consolidated fiscal year (from April 1, 2020 to March 31, 2021)
	Sales amount (million yen)	Total gain on sale (million yen)	Total loss on sale (million yen)
Shares	22,929	4,971	875
Bonds	12,530	32	102
Government bonds	9,316	18	102
Municipal bonds	―	―	―
Corporate bonds	3,214	14	―
Other	224,411	4,822	2,397
Total	259,871	9,827	3,375

5.	Securities for which the purpose of holding has changed

During the current consolidated fiscal year, held-to-maturity securities amounting to ¥252 million were reclassified as available-for-sale securities due to a significant decline in the issuer’s credit worthiness. The effect of these reclassifications on the consolidated financial statements for the current consolidated fiscal year was immaterial.

6.	Impairment of securities

Securities other than trading securities (excluding those securities whose fair value is extremely difficult to determine) whose fair value significantly declined below the acquisition cost and is considered not likely to recover to the level of the acquisition cost are recorded on the consolidated balance sheet at their respective fair value, and the valuation difference is treated as an impairment loss (“Impairment Recognition”) for the current consolidated fiscal year.

The amount of Impairment Recognition for the current consolidated fiscal year was ¥214 million in corporate bonds.

The fair value is deemed to have significantly declined if the consolidated year-end fair value declined by 30% or more from the acquisition cost for securities issued by bankrupt borrowers, virtually bankrupt borrowers, potentially bankrupt borrowers, and borrowers who are likely to become bankrupt or who require caution, and if the fair value declined by 50% or more from the acquisition cost for securities issued by normal borrowers.

“Bankrupt borrowers” are issuers for which business failure has legally and formally occurred, such as bankruptcy, special liquidation, or suspension of transactions at a clearing house; “virtually bankrupt borrowers” are issuers facing substantial bankruptcy; “potentially bankrupt borrowers” are issuers deemed to have a high possibility of going bankrupt in the future; and “borrowers requiring caution” are issuers for which care must be taken in future management. “Normal borrowers” are issuers other than the above-mentioned bankrupt borrowers, virtually bankrupt borrowers, potentially bankrupt borrowers, and borrowers requiring caution.

(Money Held in Trust)

1.	Money held in trust for trading purposes (as of March 31, 2021)
	Balance sheet amount (million yen)	Valuation difference included in profit and loss for the current consolidated fiscal year (million yen)
Money held in trust for trading purposes	6,000	―
2.	Money held in trust to be held to maturity (as of March 31, 2021)

No applicable information.

3.	Money held in trust - other (excluding trading purpose and held-to-maturity) (as of March 31, 2021)
	Balance sheet amount (million yen)	Acquisition cost (million yen)	Difference (million yen)	Consolidated balance sheet amount exceeds acquisition cost (million yen)	Consolidated balance sheet amount does not exceed acquisition cost (million yen)
Other money held in trust	6,311	6,300	11	11	―
(Note)	“Consolidated balance sheet amount exceeds acquisition cost” and “Consolidated balance sheet amount does not exceed acquisition cost” represent the breakdown of “Difference.”

(Per Share Information)

Net asset value per share	¥10,424.05
Amount of income attributable to owners of parent per share	¥393.93
Amount of diluted net income attributable to owners of parent per share	¥393.25

(Stock Options)

1.	Expenses recorded for stock options in the current consolidated fiscal year and item names

Operating expenses          ¥32 million

2.	Details, scale, and activity of stock options
(1)	Details of stock options
	2013 stock options	2014 stock options	2015 stock options
Classification and number of persons granted	11 directors	11 directors (excluding outside directors)	10 directors (excluding outside directors)
Number of stock options granted by class of shares (Note)	Common shares in the Bank 12,620 shares	Common shares in the Bank 15,550 shares	Common shares in the Bank 9,600 shares
Date of grant	July 23, 2013	July 23, 2014	July 23, 2015
Vesting conditions	No vesting conditions	No vesting conditions	No vesting conditions
Requisite length of service	No requisite length of service	No requisite length of service	No requisite length of service
Exercise period	From July 24, 2013 to July 23, 2043	From July 24, 2014 to July 23, 2044	From July 24, 2015 to July 23, 2045

	2016 stock options	2017 stock options	2018 stock options
Classification and number of persons granted	7 directors (excluding outside directors) 8 executive officers (excluding directors)	7 directors (excluding outside directors) 8 executive officers (excluding directors)	7 directors (excluding outside directors) 9 executive officers (excluding directors)
Number of stock options granted by class of shares (Note)	Common shares in the Bank 16,350 shares	Common shares in the Bank 12,350 shares	Common shares in the Bank 14,230 shares
Date of grant	July 22, 2016	July 21, 2017	July 23, 2018
Vesting conditions	No vesting conditions	No vesting conditions	No vesting conditions
Requisite length of service	No requisite length of service	No requisite length of service	No requisite length of service
Exercise period	From July 23, 2016 through July 22, 2046	From July 22, 2017 through July 21, 2047	From July 24, 2018 through July 23, 2048

	2019 stock options	2020 stock options
Classification and number of persons granted	7 directors (excluding outside directors) 9 executive officers (excluding directors)	6 directors (excluding outside directors) 9 executive officers (excluding directors)
Number of stock options granted by class of shares (Note)	Common shares in the Bank 18,410 shares	Common shares in the Bank 19,540 shares
Date of grant	July 23, 2019	July 22, 2020
Vesting conditions	No vesting conditions	No vesting conditions
Requisite length of service	No requisite length of service	No requisite length of service
Exercise period	From July 24, 2019 through July 23, 2049	From July 23, 2020 through July 22, 2050
(Note)	Effective October 1, 2017, the Bank implemented a 1-for-10 reverse stock split of common stock, and number of shares are presented on a post-reverse stock split basis.
(2)	Scale and activity of stock options

Stock options that existed in the current consolidated fiscal year (fiscal year ending March 2021) are covered, and the number of stock options is converted into the number of shares.

①	Number of stock options
	2013 stock options	2014 stock options	2015 stock options	2016 stock options	2017 stock options	2018 stock options	2019 stock options	2020 stock options
Before vesting (shares)
At the end of the previous consolidated fiscal year	―	―	―	―	―	―	4,365	―
Granted	―	―	―	―	―	―	―	19,540
Canceled	―	―	―	―	―	―	―	1,370
Vested	―	―	―	―	―	―	4,365	13,787.5
Outstanding	―	―	―	―	―	―	―	4,382.5
After vesting (shares)
At the end of the previous consolidated fiscal year	3,520	7,760	4,680	7,500	8,610	11,310	13,095	―
Vested	―	―	―	―	―	―	4,365	13,787.5
Exercised	―	760	540	1,150	1,500	1,660	2,890	640
Canceled	―	―	―	―	―	―	―	―
Outstanding	3,520	7,000	4,140	6,350	7,110	9,650	14,570	13,147.5
(Note)	Effective October 1, 2017, the Bank implemented a 1-for-10 reverse stock split of common stock, and number of shares are presented on a post-reverse stock split basis.

②	Price information
	2013 stock options	2014 stock options	2015 stock options	2016 stock options	2017 stock options	2018 stock options	2019 stock options	2020 stock options
Exercise price (¥)	1	1	1	1	1	1	1	1
Average stock price at exercise (¥)	―	2,065	2,065	2,065	2,044	2,044	2,034	2,002
Fair value price at grant date (¥)	3,650	3,200	4,640	2,390	3,170	2,587	2,068	1,670
(Note)	Effective October 1, 2017, the Bank implemented a 1-for-10 reverse stock split of common stock, and average stock price at exercise and fair value price at grant date are presented on a post-reverse stock split basis.
3.	Method of estimating the fair value of stock options

The method for estimating the fair value of the 2020 stock options granted in the current consolidated fiscal year is as follows.

(1)	Valuation technique used: Black-Scholes model
(2)	Main base values and estimate method
2020 stock options
Stock price volatility (Note 1)	31.476%
Estimated remaining outstanding period (Note 2)	3.6 years
Estimated dividend (Note 3)	¥70/share
Risk free interest rate (Note 4)	△0.153%
(Notes)1.	Calculated based on the actual stock price from December 16, 2016 to July 22, 2020.
2.	Estimated by subtracting the current average tenure and age of directors, etc., from the average tenure and age of directors, etc., and using the average value of each remaining period as the estimated remaining outstanding period.
3.	Actual dividends for the past year.
4.	Yield of government bonds corresponding to the estimated remaining outstanding period.
4.	Method of estimating the number of stock options vested

Since it is difficult to reasonably estimate the number of future cancelations, the adopted method reflects only the number of past cancelations.

(Business Combinations)

Transactions under common control

Acquisition of additional shares of consolidated subsidiaries by the Bank

1.	Transaction overview
(1)	Name of party to the business combination and nature of its businesses
Name of party to the business combination	Nature of its businesses
Juroku Lease Co., Ltd.	Leasing services
(2)	Date of business combination

June 29, 2020

(3)	Legal form of business combination

Acquisition of shares from non-controlling interests

(4)	Name after business combination

No change.

(5)	Other matters related to the transaction overview

The Bank has acquired a portion of the common stock of Juroku Lease Co., Ltd. held by non-controlling shareholders for the purpose of strengthening the governance of the Group and improving profitability. As a result, the ratio of voting rights in Juroku Lease Co., Ltd. held by the Bank increased as follows.

Name	Before acquisition	After acquisition
Juroku Lease Co., Ltd.	36.28%	49.81%
2.	Outline of the accounting treatment carried out

The transaction was accounted for as a transaction with non-controlling interests under common control in accordance with “Accounting Standards for Business Combinations” (Corporate Accounting Standards No. 21 dated January 16, 2019) and “Guidance on Accounting Standard for Business Combinations and Accounting Standard for Business Divestitures” (Corporate Accounting Standards Application Guideline No. 10 dated January 16, 2019).

3.	Matters concerning additional acquisition of shares of subsidiaries

Acquisition cost and its breakdown

Consideration for acquisition                         Cash and due from banks        ¥1,380 million

Acquisition cost                                               ¥1,380 million

4.	Matters concerning changes in the equity held by the Bank related to transactions with non-controlling interests
(1)	Major variables of capital surplus

Additional acquisition of shares of subsidiaries

(2)	Amount of capital surplus increased due to transactions with non-controlling interests

¥1,962 million

(Significant Subsequent Events)

Establishment of a subsidiary

At the board of directors meeting held on December 18, 2020, the Bank resolved to establish a wholly-owned subsidiary specializing in investment, which was established on April 1, 2021.

1.	Purpose of establishment

In anticipation of a transition to a group management system centered on a holding company, the Group has established a subsidiary specializing in investment for the purpose of contributing to revitalization of the local economy and expanding the business domain while responding to deregulation by providing new services to customers, actively supporting and nurturing startup companies, and supporting companies working on business succession and business revitalization.

Through the investment-specialized subsidiary, the Group is examining entry into businesses related to regional revitalization and businesses that are in line with the times, such as IT and FinTech, while supporting customers’ core businesses more than ever and working towards sustainable growth in the region.

2.	Overview of subsidiary
(1)	Name	NOBUNAGA Capital Village Co., Ltd..
(2)	Location	Kyowa No. 2 Building, 6-11-1, Kandamachi, Gifu City
(3)	Nature of business	Investment business limited partnership (fund) operation and management
All business incidental to or related to the above
(4)	Date established	April 1, 2021
(5)	Capital stock	¥50 million
(6)	Shareholders	The Juroku Bank, Ltd. 100%